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                                                                      EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


March 27, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 9 included in the Form 10-K dated March 27, 2002 of Delta Air Lines, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


cc: Mr. Leo F. Mullin, Chairman and CEO, Delta Air Lines, Inc.